Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

December 24, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of December 23, 2009 on the reviewed financial statements of Witel Corp. as of June 30, 2009, in the Form 10Q Amendment Number 1, filed by Witel Corp. with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board